Exhibit 99.2

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Conference Call Transcript

SCIL - Q2 2005 Scientific Learning Earnings Conference Call

Event Date/Time: Aug. 15. 2005 / 11:00AM ET
Event Duration: N/A

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Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

CORPORATE PARTICIPANTS
Jane Freeman
Scientific Learning - Vice President and CFO
Robert Bowen
Scientific Learning - Chairman and CEO

CONFERENCE CALL PARTICIPANTS
Kristen Edwards
Think Equity Partners - Analyst
Will Krause
Analyst
Kristin Gamble
Flood, Gamble Associates - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Quarter Two 2005 Scientific Learning Earnings Conference Call with Robert Bowen and Jane Freeman.

(Operator instructions)

I would now like to turn the presentation over to your host for today’s call, Ms. Jane Freeman, Senior Vice President and CFO of Scientific Learning. Please proceed.

Jane Freeman - Scientific Learning - Vice President and CFO

Thank you. Before we proceed, I’d like to inform you that during the course of this conference call, we’ll make projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. They include statements related to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow and other financial results and the drivers behind them, trends in the K-12 education market, including available funding, results that may be achieved by the use of our products, and new product introductions.

Such statements are subject to risks and uncertainties and the results may differ from our projections. Our filings with the Securities and Exchange Commission include additional information about statures that could cause future results to differ from those discussed on this call. We will be filing a transcript of this conference call with our press release in an 8-K next week.

During the call, we will be discussing booked sales, which is a non-GAAP financial measure. We believe booked sales is a better measure of current business activities and revenue. Reconciliation of booked sales, revenue, and deferred revenue is included as supplemental information in the Investor Information section of our web site at www.scientificlearning.com.

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Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available at our web site, and now I’d like to turn the call over to Bob Bowen, our Chairman and CEO.

Robert Bowen - Scientific Learning - Chairman and CEO

Thanks, Jane. The second quarter was very positive from a GAAP perspective with revenues up 77% and earnings per share reaching $0.20, fully diluted. This was the result of the growing demand for our unique family of Fast ForWord® products, with K-12 booked sales having grown at a compounded growth rate of 34% from 2000 through 2004. This has produced a large, deferred revenue balance that is now being recognized to revenue. In addition, the strategic pricing change we’ve made in December or 2004 has resulted in the majority of our software license revenue being recognized at shipment.

While we are pleased with these strong financial results, we are disappointed in K-12 booked sales for the quarter. K-12 sales were down 34%. We expected booked sales to be down in the first half because of the unusual 2004 sales pattern. In the second quarter of last year, K-12 sales were up 70%; and even with the Philadelphia order removed from this number, sales were up more than 40%. During last year’s second quarter, we not only closed almost all of our forecasted transactions over $100,000, we also closed a significant amount of the upside. In comparison for the quarter we just completed, we failed to close 13 forecasted transactions with a total value of $3 million, and these transactions had an additional upside of over $5 million. We also closed almost none of our upside opportunities. The encouraging news is that all 13 of these transactions are forecasted to close in the third quarter, with three already closed for more than $1 million.

K-12 booked sales to date, for the third quarter, are in excess of $3.6 million. This is an encouraging start when you consider we only booked $5.7 million in K-12 sales for the entire third quarter of 2004. We are anticipating a very strong third quarter and last half.

As you would expect, we have gone through an extensive debriefing with each of our sales managers on the quarter with particular focus on the 13 committed orders that did not close as expected. The largest miss occurred in the southeast, with more moderate misses in the west and Midwest. The northeast had an exceptionally strong quarter, with great wins in Massachusetts, Connecticut, New York, New Jersey, Delaware, and West Virginia. Each of the delayed purchases has its own story. However, there are no consistent patterns that emerge from our reviews and subsequent analysis. There is certainly nothing that would indicate a fundamental shift in the market environment or demand for Fast ForWord.

We also completed extensive reviews of our growing and historically high sales pipeline, as well as the forecast for the second half for each region and each sales representative. We remain persuaded that the market fundamentals with increased accountability demands favor our family of Fast ForWord software solutions. In addition, the K-12 funding environmental continues to improve with reading remaining a top national priority.

It is clear from these reviews and our planning work that I was slow in adjusting our basic sales strategy which had been focused on driving sales productivity to industry record levels, while holding the number of reps fairly steady. This strategy did allow us to focus on generating cash, eliminating debt, and becoming profitable; however, it required that we close multi-million dollar transactions in each sales year in order to achieve our productivity goals and growth ranges. While I am persuaded there will be more transactions of this size, these large deals are highly complex with large sale cycles and they are extremely difficult to predict. Our business will be much more predictable by gradual expanding the size of a district implementation over time versus a single purchase or a few large transactions. The prior sales strategy also made us

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Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

particularly vulnerable in key states to unusual events like the four hurricanes in Florida during last year’s third quarter.

As part of our strategic and operational planning process, we have altered our basic sales strategy and made the decision to significantly expand our sales organization in line with the growing demand for Fast ForWord and an improving K-12 funding environment. In January of this year, we began the process of increasing our direct sales capacity by 40%, or 12 representatives, and ended the second quarter with 39 account managers and account representatives versus last year’s average of 28. We have also been able to quickly replace our normal attrition.

The majority of these new reps are veterans with ten or more years selling technology-based solutions into the K-12 market. Over the past 18 months, we have also added an additional tier of account representatives that typically have less than five years of selling experience but have all the desired characteristics we look for in a Scientific Learning sales professional. These account representatives provide immediate backup for any account manager turnover, eliminating the typical recruiting lag.

While we’re expecting a strong second half in booked sales, I am not projecting that we will make up the miss from the second quarter. This has nothing to do with opportunity and everything to do with the amount of time left to get this accomplished. Unfortunately, the fourth quarter, while typically our second largest sales quarter, has the lowest number of selling days because of the Thanksgiving and Christmas holidays for school districts. Typically, there is only one school board meeting in December. This is a quarter when orders can easily slip into the new year, and usually when they slip, they move into the second quarter, not the first, because of school implementation cycles.

For this reason, we are lowering our overall booked sales guidance from 15% to 25% for the year to 2% to 10%. To reach this range, K-12 booked sales growth in the second half must be in the range of approximately 48% to 70%. We are expecting 2006 to return to our traditional range of 20% to 30% growth without any dependency on multi-million dollar transactions. We, of course, will continue to work multi-million dollar transactions on an opportunistic basis, but will favor more immediate transactions over $100,000 versus very large transactions with a longer, more complex, and a historic and very unpredictable close cycle.

To provide you with some context for the size of the historical average for transactions over $100,000, excluding the multi-million dollar deals, the average ranges from $250,000 and $300,000. This revision in guidance for booked sales will require a change in guidance for revenue and profits for both 2005 and 2006. Jane will review this guidance in detail in a few minutes.

While we are not projecting to make up the second quarter sales miss, we will make every effort to make this happen. We certainly have a sales pipeline that’s more than adequate. The question, again, is more about time left in the year given the realities of the fourth quarter and school district processes.

In the quarter, we continue to make solid progress on our three key strategic and operational goals. The goals are: 1) to have our patented Fast ForWord software become an accepted mainstream reading intervention solution; 2) to expand our sales capacity while continuing to improve the productivity of our veteran sales representatives; and 3) to continue to build our scientific-based research differentiation in the market.

We have made progress in becoming a mainstream reading intervention solution by continuing to expand our product family. In the second quarter, we released, on schedule and under budget, Fast ForWord Language Basics and Reading Prep. We are scheduled to release Fast ForWord to Reading Five in the third quarter. With this release, we will have a comprehensive series of

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Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

reading intervention products that have been uniquely designed on 30 years of neuroscience research to build the cognitive skills of struggling readers, which are essential for them to achieve grade-level proficiency and beyond. This series allows for students to enter at an appropriate level regardless of their age, and then build the neural pathways and brain processes required to read effectively and fluently.

Research is showing that each Fast ForWord software product adds significant value to reading achievement. However, it is through a series of products that students can achieve grade-level proficiency and reading fluency, which is key to future academic success. It is also important to note that the Fast ForWord to Reading series requires students to complete their cognitive skills development exercises in the context of grade level specific reading skills. This provides district reading personnel with content consistent with what they expect in reading intervention products and makes our products more acceptable.

Another key to establishing Fast ForWord as a successful reading intervention solution is focused on improving our implementation effectiveness. This requires that district and school personnel are well trained and committed to best practices and adherence to the proven protocols that lead to the successful rewiring of a students’ brain for reading success.

The challenge for the business remains to sell and deliver more services with each transaction while maintaining margins that will allow us to sustain service levels over time. We continue to make progress which can be seen with our service and support revenues up 29% over last year’s second quarter and margins improving from 36% to 38%. In addition, our annual and periodic customer surveys continue to show high marks for our service and support teams, as well as the effectiveness of our products. The majority of our customers surveyed indicated they will purchase more products and will recommend Fast ForWord to others. This is very encouraging and supported by the fact that about 80% of our sales have historically come from existing customers.

Finally, we had record attendance at our annual customer conference, as well as three regional conferences with more planned for the balance of the year. Not only are these great venues for sharing best practices, but also prepare our customers to more effectively represent the uniqueness of the 30 years of neuroscience research that led to the development of Fast ForWord.

We are pleased to report that the Texas state legislature has passed into law a bill calling for cognitive skills intervention for struggling readers with solutions that are supported by scientific-based research and grounded in neuroscience research. We anticipate the funding and processes will be in place after the first of the year, enabling school districts to apply for these funds. The legislation calls for funding up to $6 million. Most importantly, this legislation validates cognitive skills development as a critical factor in reaching struggling readers and makes Fast ForWord a less-risky choice for Texas educators. We also believe that this legislation has the potential to attract attention of other state legislatures, as well as state departments of education.

We now have had more than 535,000 individuals enrolled in Fast ForWord. More than 3,600 schools have been licensed to use Fast ForWord, along with more than 5,000 clinics. We also have 9 value added resellers representing Fast ForWord in the international market with the primary focus being English as a foreign language. While these numbers are not insignificant, there is plenty of room for continued growth with more than 20 million struggling readers in the U.S., more than 100,000 school sites, and millions around the world wanting to become proficient in English.

As already discussed, we made excellent progress in expanding our sales force from 39 direct sales representatives at the end of the second quarter compared to an average of 28 in 2004. This rep count is down one from the end of the first quarter, but we’ve already replaced this position

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Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

on July 1 and are now again at 40. Our goal for the year was to average 37. We are very enthusiastic about our continuing ability to recruit, attract, and retain top sales talent. This is another indication of the power and uniqueness of our solution, as well as the quality of our people and the organization. This is a small industry, and word travels fast.

Despite the soft second quarter, we are also making progress on the productivity front with our experienced account managers. The key here is closing large transactions over $100,000. We closed 25 of these transactions in the second quarter. This is down from 29 in the last year’s second quarter. However, through the first half, we have closed 35 versus 33 last year. With these 13 transactions being carried into the third quarter plus a robust pipeline, these numbers should be up substantially for the third quarter and year-to-date through three quarters. We have already closed five of these transactions in the third quarter compared to only 15 for the entire third quarter, last year. We are anticipating a strong performance from our veteran reps in the second half, as well as incremental sales from our 12 new reps in new territories.

Our third goal is focused on continuing to build our scientific-based research differentiation. In the quarter, ten more independent school-based studies were published, demonstrating significant results on the efficacy of Fast ForWord. This brings the total number of published studies in the first half to 20, and for the past 18 months, to 57.

Three of the second-quarter studies were on the new Fast ForWord to Reading 1 and 2 products. These were randomized, experimental control studies. The results showed significant gains for the Fast ForWord experimental group versus the control group. One of the studies included students who had Fast ForWord Language and Language to Reading prior to Fast ForWord to Reading 2. These students also made significant gains compared to their prior results, as well as compared to the control group and the Fast ForWord students who did not go through the Reading product. These studies demonstrate that Fast ForWord to Reading products had significant achievement results by themselves, but with other Fast ForWord products, the results are even more significant.

We also co-sponsored our first International Brain Summit with our partner in Singapore. This attracted more than 200 attendees from around the world. Dr. Steven Miller, one of our founding scientists and Senior Vice President for Research, was a featured presenter along with Dr. Alice Lai from Hong Kong Polytechnic University. She presented her research on the use of Fast ForWord with Chinese students who were struggling to become proficient in reading Cantonese. After Fast ForWord, these students showed significant progress in reading Cantonese, as well as making improvements in learning English. These are impressive results and demonstrate that Fast ForWord not only impacts learning English, but also impacts a student’s ability to learn to read Cantonese. This research verifies the uniqueness and power of cognitive skills intervention to quickly alter brain function, even with students learning to read a different language. Most of our nine international VARS are sponsoring studies with Fast ForWord in their regions.

Finally, Dr. Michael Merzenich, one of our founding scientists and Francis A. Sooy Professor at the University of California, San Francisco, was invited to a series of meetings with neuroscientists at Beijing Normal University to review his research on how the brain learns to speak and read English proficiently. This past week, a delegation of scientists from China were here in our Oakland headquarters for training on Fast ForWord and the underlying neuroscience research. Discussions are underway for initiating a research study in China on the capacity of Fast ForWord software to accelerate Chinese students’ ability to learn English more quickly.

I hope you have concluded that while I am disappointed by the sales results, I remain as enthusiastic as ever about our solution and the market. We take our commitment seriously and will work hard to restore any damage we’ve done to your confidence in this unique business and the growth opportunity it has. We are in the right place, at the right time, and we have acted quickly to ensure that we can take full advantage of the opportunity.

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Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

Jane will now take you through more detail on the financial results, add her perspective on the business and provide detailed, updated guidance for 2005 and 2006. Jane?

Jane Freeman - Scientific Learning - Vice President and CFO

Thanks, Bob. Sales in the second quarter were $12.1 million, a decline of 34% compared to $18.2 million in the second quarter of 2004. For the first half, booked sales were $16.8 million compared to $22.6 million, last year -- a decline of 26%. K-12 sales for the quarter totaled $11.0 million compared to $16.7 million for the second quarter of 2004. Last year, second quarter included $6.0 million of booked sales in Philadelphia. For the first half, K-12 sales were $15.3 million compared to $20.8 million in the first half of 2004.

As Bob said, we had expected a decline of sales in the second quarter because we had no multi-million dollar transactions forecast for this year’s second quarter but our sales increase of 3%, excluding the Philadelphia transaction from last year’s comparison, was a big disappointment.

We had 25 sales over $100,000 compared to 29, last year. They averaged about $300,000, this quarter, which is pretty typical. This includes two sales which were over $1 million in the quarter. As you would expect, both were to existing customers. One district made a major commitment to Fast ForWord after a small pilot. The other was to a significant ongoing customer who purchased additional software, extended their support renewal, and committed to five years of additional services.

As you know, we are focused on increasing student use and high-quality implementations to drive results. This requires strong initial training, and because of staff changes in schools, repeat training and implementation support.

Service sales in the quarter totaled 17% of K-12 sales compared to 14%, last year, and we’re very pleased by that. Sales to new school districts were particularly strong in the quarter, increasing about 74% compared to the second quarter, last year, and representing 29% of K-12 sales. Although it varies quarter to quarter, sales to new districts averages about 80%, so this was good news and showed a broadening base of business which bodes well for the future.

Sales outside of K-12 totaled $1.1 million and declined 19% compared to the second quarter last year. This was a little slower than expected, but year-to-date results are ahead of planned.

Revenue for the quarter totaled $13.3 million compared to $7.5 million, last year -- up 77%. For the first half, revenue increased 52% to $23.5 million compared to $14.5 million in 2004. Revenue continued to benefit from the roll-off of deferred revenue from sales made in previous quarters, as well as the impact of the pricing change we made at the end of last year, which resulted in us recognizing revenue from most perpetual licenses on an upfront basis.

As we said on the last conference call, we had about $7.9 million of revenue from previous period sales to be recognized in the second quarter. About 44% of second-quarter sales were recognized into revenue during the period. This is on the low end of our expected range of 45% to 60%. We would expect to be at the low end of the range in the second quarter because second-quarter sales included a disproportionate amount of term licenses for summer school and single-user licenses which we recognize over the average period of use, which is six weeks. This quarter, we also had some large contracts with extended revenue recognition periods.

Product revenue increased 93%, year over year, to $10.9 million compared to $5.6 million in the second quarter, last year. During the second quarter, we delivered Fast ForWord Language Basics and Fast ForWord to Reading Prep, and this helped revenue because we defer all revenue

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Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

from transactions that include new products until those new products are delivered to customers. For the first half, product revenue rose 72% to $18.7 million compared to $10.9 million in the first half of 2004. Service and support revenue increased 29% because we have more customers on support and using progress tracker and higher service sales.

Revenue was higher than sales in the second quarter, so deferred revenue declined sequentially by $1.2 million and totaled $19 million on June 30. We expect to recognize $12.8 million of that over the next 12 months. Long-term deferred revenue was $6.2 million at the end of the quarter and rose $1.3 million sequentially.

Gross margins were 84% compared to 77%, last year. Gross margins benefited due to the higher proportion of software in the mix and better margins on both software and services and support. Software margins improved to 94% compared to 91% in the second quarter, last year. We recognized the cost of software at product shipment, coincident with booked sales. Because sales were down in the quarter but revenue up, this accounted for about half of the margin improvements. Margins also benefited by a decline in the amortization of capitalized software. We don’t capitalize software development costs and have not, for many years, but we’re still amortizing some that were capitalized in previous periods. Royalties also rose at a slower rate than revenue due to shifts and product mix.

Service and support margins improved to 38% compared to 36% but declined sequentially. The improvement is due to leverage on fixed costs and a little bit of a mismatch between revenue and expenses because we’re still recognizing some training revenue from previous period sales, ratably, while training activity costs tend to be seasonal.

As you know, one of our main focuses for the last couple of years has been to make our software easier for schools to use. These efforts continue to pay off with technical support calls down 27%, year over year, in the quarter. Professional calls for data analysis and product use support rose during the quarter, and we’re pleased by that because we want to encourage customers to contact us to improve their use of the product.

In the third quarter, we’re beginning a new initiative to place monthly calls to schools to check in on how the school is doing, help them analyze student data, and maximize their use of Fast ForWord. This will become a standard part of our support offering. We do not anticipate a significant impact on margins in this initiative.

On the operating expense side, operating expenses were $7.6 million, an increase of 32%, compared to $5.8 million in 2004. Most of the increase was in sales and marketing, which increased 35% to $5.1 million. The increase is due primarily to the higher number of salespeople and associated travel and costs, as well as higher spending on marketing. Commissions are up, as well, because we changed the timing of how we do the accruals, and we’ll make this up in the back half.

R&D increased 15% to about $900,000. G&A expenses grew 35% to $1.6 million. The increase is due primarily to higher accounting expenses, though legal expenses were up as well. We will not need to comply with Sarbanes-Oxley 404 this year, but are continuing to move forward with that project in preparation for compliance, next year.

I know it’s been a challenge to everyone that we haven’t been able to commit to a firm schedule for reporting earnings. However, we have revised our revenue recognition practices twice now in the last 12 months, and as a result, we have new processes and need a longer time to close our books and for our auditor to review. This will improve over the balance of the year, and we’ll try to commit to a firmer date in the future.

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Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

For the first half, operating expenses totaled $14.9 million. This was an increase of 29% compared to last year. Operating profit in the second quarter was $3.5 million compared to an operating profit of $17,000, last year.

Net income for the quarter, after interest income and a 2% accrued tax rate, was $3.6 million compared to a net loss of $52,000 last year.Net income for the first half was $5 million compared to a loss of $341,000 in the first half of last year.

Basic EPS for the quarter were $0.22 per share and diluted EPS were $0.20 compared to $0.00 last year. And for the first half, basic EPS were $0.29 per share and diluted EPS were $0.28 per share compared to a loss of $0.02 in 2004’s first half.

At quarter end, we had $7.3 million in cash and equivalents and no debt compared to $4.4 million in cash and $3 million in debt at June 30, last year. We used about $600,000 in cash from operating activities compared to generating $400,000, last year. In addition, we had our first repayment on the outstanding loans to former and current officers of $978,000. We received an additional repayment of close to $1 million during July.

Accounts receivable were $7.8 million at the end of the quarter and DSOs were 58 days compared to 78, last year. Both of those are measured on sales.

Turning to the outlook for 2005, we see no fundamental change in the market or in our position in the market. State funding is improving, and Fast ForWord is getting better known and better acceptance. However, as Bob said, we do not anticipate making up the sales shortfall of the first half in the second half, so we’re lowering our forecast for the year for sales, revenue, and profit. We’re looking for a very strong second half, with total sales increasing between 45% and 65%, with K-12 sales up 50% to 70%. We have very weak comparisons in the third quarter due to the hurricanes in the southeast, last year. We have very strong carryover from the second quarter, as well as the second trenche of booked sales from the Philadelphia transaction, and in addition, we have a much larger sales force, and we expect the newer sales reps to increasingly become productive over the balance of the year.

Total booked sales are now expected to be in the range of $38 million to $41 million, an increase of 2% to 10% compared to results, last year. We expect sales to be higher in the third quarter than the fourth quarter due to the carryover from the second quarter and the short selling season in the fourth quarter. Revenue is expected to be in the range of $44 million to $46 million, an increase of 40% to 50%. The biggest impact of the pricing change should end in the third quarter. We have $6.5 million in revenue from prior sales expected to be recognized in the third quarter. This includes a modest amount of revenue from transactions which include Fast ForWord to Reading 5, which is scheduled for September shipment.

Revenue is expected to be higher in the third quarter than the fourth quarter for three reasons. The primary reason is that the effect of our change in pricing will be annualizing in the fourth quarter. In addition, we expect lower sales in the fourth quarter than in the third, and that will affect revenue recognized in the period. And we typically perform less startup training in the fourth quarter than in the third.

Third-quarter gross margins should be pretty similar to those in the first and second quarters, but we expect lower gross margins in the fourth quarter because service and support will have seasonally lower margins.

Operating expenses should be pretty flat sequentially for the balance of the year.

We expect net income to be in the range of $5.6 million to $6.4 million. This includes an estimate of $1.6 million for the adoption of FAS 123(r), which is stock option expensing, but

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Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

we’ve not yet reached a confirmed conclusion about early adoption. Basic EPS (including option expense) are expected to be in the range of $0.33 to $0.38 and diluted EPS in the range of $0.31 to $0.35.

2005 is a year of investment, and 2006 should be a year where we’ll start reaping the results of the investments we’re making this year. We will shortly begin our formal planning cycle for 2006 but wanted to update you on our current views. There’s no change in our sales growth objective of 20% to 30% a year, and we plan to invest to meet those goals. Because of the additional sales force we planned and improvements in sales force productivity for those new people, we feel much more secure in our ability to meet our goals than we have in the past, without needing any large transactions over several million dollars to make those goals. As Bob mentioned, we’ve increased our sales force by 40% this year, and we expect to have further increases next year. Revenue growth will be more modest than sales growth because of the difficult comparisons for this year. We expect it to be in the 5% to 10% range, and we expect revenue to be below sales next year, which will be the reverse of the 2005 experience. Including stock option expense of approximately $1.8 million, we expect to have an operating profit in the 8% to 10% range. And now, I’d like to turn the call back over to Bob.

Robert Bowen - Scientific Learning - Chairman and CEO

Thanks, Jane. While the second quarter was disappointing from a sales perspective, our strong revenue and profit growth is the result of the large buildup in deferred revenue which occurred because of our rapid growth in K-12 sales over the past four years. Another important factor was our strategic pricing change. We remain in a strong cash position with no debt. Without question, I should have added more sales capacity at mid-year in 2004 versus the beginning of this year. We are now making exceptional progress on this front, and we believe we will see the impact in the second half.

Our sales pipeline remains at record levels, and the K-12 funding environment continues to improve. Accountability demands on districts and schools are increasing, and the crisis at the middle- and high-school level is becoming more apparent. This is the right environment for our unique, scientific-based reading intervention solution that is appropriate for all ages of students. The demand for Fast ForWord remains strong, and the growing body of research demonstrates that Fast ForWord produces fast, effective, and enduring results. With the Fast ForWord to Reading series, we are providing a comprehensive reading intervention solution that is a necessary compliment to all reading programs to ensure no child is left behind.

In the second half of 2005, we are going against a weak 2004 second-half comparison, and we believe we will have a strong second half. The only question is whether we can make up the second quarter miss; and while we are not projecting that we will, the opportunity is there with a pipeline that is more than adequate. If we cannot, we will enter 2006 with our sales momentum in full stride and with the sales capacity required to get our growth back into the 20% to 30% range without dependency on multi-million dollar transactions.

We will look forward to keeping you posted on our progress and appreciate your continued interest and support. Operator, we’ll be glad now to take questions.

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Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you. (Operator instructions.) And your first question comes from Kirsten Edwards (ph) of ThinkEquity Partners (ph). Please proceed.

Kirsten Edwards - ThinkEquity Partners - Analyst

Hi guys. I wanted to clear up a couple things. I was trying to write everything down, really quickly. Did you say that in the second quarter you missed 13 deals with a total value of $3 million?

Robert Bowen - Scientific Learning - Chairman and CEO

Yes, the forecasted, or what we call committed transactions, were at $3 million. There were other transactions with a potential upside of $5 million, but what was committed from the sales managers and forecasted was $3 million. That’s correct.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, and then --

Robert Bowen - Scientific Learning - Chairman and CEO

And almost none of the upside occurred. Typically, in any given quarter a couple of deals will come in that you really didn’t expect; that did not occur.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, and you’re not expecting any of that to come in, in the third quarter -- of the upside.

Robert Bowen - Scientific Learning - Chairman and CEO

Yes. All of that upside has now moved into the second half. We didn’t track it because we don’t commit upside to a specific period, but it is active sales opportunities that are being worked so all of that upside moves in. Typically, upside is really what goes into the third and fourth quarters. So all of that’s there but the main thing is the 13 transactions that were committed are not lost. They are now committed and forecasted, and some have already started coming in, in the third quarter.

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FINAL TRANSCRIPT

Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, and what portion of those delayed or missed contracts were due to new product introduction -- waiting for the new product, in the new quarter?

Robert Bowen - Scientific Learning - Chairman and CEO

None, because we would have gone ahead and shipped, and we could have booked the sale. We just could not have taken the revenue. It had nothing to do with Reading 5; we would have booked the sale. We just would not have taken the revenue.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay. I’m trying to understand the reason for the year-end guidance being lowered, given that the reasons that you cited seemed to be the environment’s good, you instilled a level of salespeople that you wanted, and the product seems to be picked up well. So to what do you attribute that sort of annual change in guidance?

Robert Bowen - Scientific Learning - Chairman and CEO

It’s just my personal experience, Kirsten, that we would have to have a big fourth quarter to make up the difference. When you get down to December, you’ve typically got only one school board meeting, and if orders are going to slip, the fourth quarter is where they are going to slip. You just run out of runway with school districts, and that’s the reason we’re being cautious. It will be very hard to get this made up in the fourth quarter, and you would have to overachieve in the fourth quarter in order for that to happen. Even with some over achievement in the third, you’d have to have over achievement in the fourth.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, that makes sense.

Robert Bowen - Scientific Learning - Chairman and CEO

Yes. Just cautiousness.

Kirsten Edwards - Thin Equity Partners - Analyst

And lastly, in the sales force, you mentioned you lost one person and then you’re back up to 40 reps now.

Robert Bowen - Scientific Learning - Chairman and CEO

Right.

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FINAL TRANSCRIPT

Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

Kirsten Edwards - ThinkEquity Partners - Analyst

Is there any other attrition in there throughout the quarter? Are you still at the 10% level for the year?

Robert Bowen - Scientific Learning - Chairman and CEO

I’m thinking, Kirsten, it’d be accurate within a quarter because in the first half, I think we had about three turnovers in the sales organization in the first half. On a base now of about 40 it’s a little lower than 10%, I believe. We can get you the precise numbers but it’s very good. That’s one of the two things that I’ve been very, very pleased with -- is our ability to recruit and continue to attract top sales talent into the organization. As you know, things are starting to heat up in the K-12 environment, and there’s a lot of competition out there to get good sales representatives. We’ve been very pleased, and I think it’s all about the uniqueness of our solution, as well as the growing reputation of the business and the people here and the culture we’ve built. So, good people attract good people.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, great. I’ll drop back into the queue.

Operator

(Operator instructions.) And you have a follow up by Kristen Edwards of Think Equity.

Robert Bowen - Scientific Learning - Chairman and CEO

Sure.

Kirsten Edwards - ThinkEquity Partners - Analyst

Oh, okay. Great. I’ve been reading in the paper that there’ll be more -- the Title One dollars are shifting and some of the larger, urban districts are getting more and maybe some of the rural districts are getting less. Is that something that would affect you at all? And if so, when would that affect you?

Robert Bowen - Scientific Learning - Chairman and CEO

Those new moneys get released typically in October, Kirsten. Given our focus, that would actually be a positive for us. Our target has traditionally been in the urban centers and in the mid-tier school districts. High poverty, high need, Title One, Special Ed has really been our sweet spot. Gradually, we’re expanding out of that as we expand within districts, but we believe that the federal funding and where the increase is going in federal funding favors Fast ForWord and favors our solution. Another change that’s going on in the market that we’re bullish about is this

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FINAL TRANSCRIPT

Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

growing awareness that the real problem we’ve got is middle and high school. Up to this point No Child Left Behind has really been focused on K-3. Now, we’ve got this problem in middle and high schools that’s becoming apparent. A lot of the failing schools are in the middle and high school. There appears to be some progress being made at the lower grades. We’ll have to see if that sustains. History would say that may or may not be sustained, but it appears we’re making some progress there, and it’s becoming more apparent that middle and high school is a huge problem. Again, when you look at the use of Fast ForWord there, like in Dallas, you see these huge jumps because these students are much older and further behind. They have been taught longer and received more instruction, so we see bigger jumps after four to twelve weeks of using Fast ForWord than we do with a second or third grader. We, therefore, believe the federal funding and the trends in the market are very favorable.

Kirsten Edwards - Think Equity Partners - Analyst

Okay, and historically, can you give us any idea of what percentage of the Fast ForWord use has been in the middle and high school?

Robert Bowen - Scientific Learning - Chairman and CEO

Well, it’s about 70/30. It’s about 70% elementary and about 30% middle and high school, and I think that has a lot to do with the focus. But those stats are a little distorted, Kirsten, because if you think of how many elementary schools there are compared to how many high schools there are. High schools tend to be bigger, and there’s less of them. So if you think of a traditional feeder system, there are probably four to eight elementary schools that are feeding to a middle school. Then there are several middle schools feeding to a high school, so there’s less middle and high schools to begin with, and you’re never going to get a natural distribution there. But still, our early penetration was in the elementary schools.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, great. Thank you.

Operator

And your next question comes from the line of Will Krause. Please proceed.

Will Krause Analyst

Hi. Can you hear me?

Robert Bowen - Scientific Learning - Chairman and CEO

Hey, Will. Sure can.

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FINAL TRANSCRIPT

Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

Will Krause Analyst

Thanks. I know this was just talked about but I just want to make sure it’s crystal clear. There were 13 missed deals, right?

Robert Bowen - Scientific Learning - Chairman and CEO

Yes.

Will Krause Analyst

And that was $5 million of possible upside?

Robert Bowen - Scientific Learning - Chairman and CEO

There was $3 million committed and $5 million potential upside.

Will Krause Analyst

Okay, and it sounds like it basically ended up being a timing issue, not necessarily a lost business issue. Correct?

Robert Bowen - Scientific Learning - Chairman and CEO

That is correct.

Will Krause Analyst

And so, why again does the full-year number change? I know this is exact of what was asked before but I don’t think I clearly understood your answer because if the business isn’t lost, what exactly gets pushed back that ends up out of the year?

Robert Bowen - Scientific Learning - Chairman and CEO

Okay. What happens is to make up the difference before it puts pressure -- you have to have a good fourth quarter. Even though you’ve got these deals coming forward, you’re not going to get the full, overachieved month in one quarter, we do not believe. So it’s going to go to the fourth quarter, and we had planned a strong fourth quarter. We’re going to have to overachieve the fourth so getting some ground back in the third is not the issue in our mind right now, even though that’s not finished. We haven’t done that. It is the fourth, and when you get to the fourth, you come to December. First of all, you lose about a week in November. Then you lose two weeks in December, and you only have one school board meeting. In most cases these

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FINAL TRANSCRIPT

Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

transactions that are over $100,000 have to be approved by a school board. If you’ve only got one meeting and you don’t get on that board agenda, it immediately moves. What happens then is that once a school district doesn’t close in the fourth quarter or by December, they often realize that they can’t get the transaction done, in timer for their next testing cycle, so they will just wait until May or June. Then it rolls into the second quarter, typically not the first. That’s the reason our first quarter tends to be so small. Jane?

Jane Freeman - Scientific Learning - Vice President and CFO

Excluding one of the transactions for which we received a faxed order on July 1, many of those deals still had work to be completed. They’re forecasted for the quarter, but it wasn’t that everything except the paperwork was completed. Our account managers have to continue to work on those until they’re closed, and they can’t work on other things, so there is a capacity issue in terms of pushing things out. We just don’t think it’s realistic to assume it’ll all get made up.

Will Krause Analyst

Okay. Thank you. I just wanted clarification.

Robert Bowen - Scientific Learning - Chairman and CEO

Thanks, Will. I just wanted to make one more point, and that is that in any given quarter, we may have promotions going on which may end at the end of the quarter. The following quarter, there might be a different promotion depending on our focus and our sales strategies, but in many of those 13 missed deals, we did have to re-price the deals. That’s another reason you don’t just don’t see immediate closing. There may not be dramatic changes in the prices, but there are changes, and we have a discipline in the business that we hold to that because otherwise, you’re training your customers that these promotions are not really promotions, right? That you can have as long as you want, and that’s one of the pressures we use to try to manage the timing aspect within a school district.

Will Krause Analyst

Alright. Thank you.

Operator

And your next question comes from the line of Kristin Gamble of Flood, Gamble Associates. Please proceed.

Kristin Gamble - Flood, Gamble Associates

Hi. Can you talk a little bit about the productivity cycle of new salespeople? How long it takes for them to really reach a good run rate in terms of their sales efforts?

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FINAL TRANSCRIPT

Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

Robert Bowen - Scientific Learning - Chairman and CEO

A rep in this business typically hits their full stride in their third year. There are exceptions to that. If a sales representative is walking in to a territory that has been well development, has good reference sites, and there’s activity that’s known in a state or a territory, they sometimes can hit stride in the second year. We have a representative now in one of our states that’s in her second year, and she’s having a phenomenal second year. She had a very sound first year, but that was because of the nature of the territory that she entered. It’s typically a third year when they hit stride, but we start seeing payoff from new reps probably in their second six months of work. Typically, a new rep for us has somewhere around an $800,000 quota. A second-year rep typically carries around a $1.2 million quota. And a third-year rep then moves into the $1.6 million to $1.8 million range, again depending on the nature of the territory.

Kristin Gamble - Flood, Gamble Associates

And how much difference does it make in that ramp, the amount of experience that that rep has?

Robert Bowen - Scientific Learning - Chairman and CEO

It makes a lot of difference. When we bring in a veteran rep with ten or more years of experience in a territory where they have worked previously, they have a lot of relationships, they’re well known, they have their own reputation and bring a lot of credibility, it’s a huge advantage. The issue with Fast ForWord is they’re not selling a traditional reading program, so they have to learn about the research and how to differentiate that research and that kind of cognitive skill development. It takes a little time to get that message worked out and then, obviously, to get their base established, to get their contacts and get things into the pipeline and get them working because there are certain cycles. But experience means a lot.

Now, we have added this second tier because one of the problems that we experienced early on was that we waited until we had an opening with these senior account reps, and then we went out and started the recruiting process. Well, we were finding that process was taking us anywhere from three to six months to get that position filled. You’ve really lost productivity in that period, so we’ve done two things. One, we keep our recruitment activity going almost all the time now. And the second thing we do is we’ve started hiring these account representatives. So our account managers are our very experienced people with lots of years in selling technology-based solutions in K-12. The account representatives have less than five years of experience but fit all of the other characteristics of a Scientific Learning sales professional. We give them territories that have smaller accounts so that they will learn and build their experience. They then become backup for our existing account managers in case of turnover, or eventually we want them to grow and expand their territory and become account managers. Our target is three years that we would either have them become account managers or probably would have them moved on. We currently have seven of those people of our 40, and we’re very pleased with that tiering because I think it’s a way we can grow some of our own in addition to continue recruiting out the market.

Kristin Gamble - Flood, Gamble Associates

Okay, great. Thanks.

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FINAL TRANSCRIPT

Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

Robert Bowen - Scientific Learning - Chairman and CEO

Thanks, Kristen.

Operator

And there are no further questions at this time, sir.

Robert Bowen - Scientific Learning - Chairman and CEO

Just wait one more second, operator, and see if there’s any more. Operator?

Operator

Yes, sir.

Robert Bowen - Scientific Learning - Chairman and CEO

Okay. Again, we appreciate everyone being on the call. We would remind you that Jane and I will be available if you have specific follow-up questions. If you’d give either of us a call, we’d be glad to answer any of your questions. Again, we appreciate your support and attendance on the call. Thank you very much.

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FINAL TRANSCRIPT

Aug. 15. 2005 / 11:00AM, SCIL - Q2 2005 Scientific Learning Earnings Conference Call

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Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands

	Second Quarter		Year Ended December 31,

	2004	2005	2004	2005 Estimated Range

Booked Sales	$18,181	$12,060	$37,260	$38,000	$41,000
Less Revenue	7,497	13,279	30,976	44,000	46,000

Net (Decrease) increase in current and long-term deferred	$10,684	$(1,219)	$6,284	$(6,000)	$(5,000)

Beginning balance in current and long-term deferred	16,854	20,266	19,500	25,784	25,784
Ending balance in current and long-term deferred	$27,538	$19,047	$25,784	$19,784	$20,784

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a better indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

The information included above for the 2005 full year is a projection, subject to the safe harbor created by Section 27A of the federal securities law. This projection is subject to substantial risks and uncertainties. Actual results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; and other risks detailed in the Company’s SEC reports.

August 15, 2005